Exhibit 99.1

Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 24, 2024

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS

FOR 2023, THE THIRD BEST YEAR OF EARNINGS EVER, AND SETS DATE FOR ANNUAL MEETING

BILOXI, MS (January 24, 2024) - Peoples Financial Corporation (the “Company”)(OTCQX Best Market: PFBX), parent of The Peoples Bank (the “Bank”), announced earnings for 2023 and the fourth quarter ending December 31, 2023. The Company also announced that its 2024 annual meeting of shareholders will take place on April 24, 2024.

Earnings

Net income for the fourth quarter of 2023 was $1,723,000 compared to net income of $5,250,000 for the fourth quarter of 2022. The earnings per weighted average common share for the fourth quarter of 2023 were $0.37 compared to earnings per weighted average common share of $1.12 for the fourth quarter of 2022. Per share figures are based on weighted average common shares outstanding of 4,666,349 and 4,678,186 for the fourth quarters of 2023 and 2022, respectively.

The decrease in net income for the fourth quarter of 2023 as compared with the fourth quarter of 2022 was primarily due to a nonrecurring deferred tax benefit in the amount of $2,446,000 recognized during the fourth quarter of 2022. There was also a decrease in net interest income of $41,000 to $5,873,000 for the fourth quarter of 2023 as compared with $5,914,000 for the fourth quarter of 2022. This decrease was attributable to higher interest expense on deposits and higher cost of borrowings due to an increase in interest rates. Total interest income on loans and securities was higher by $857,000 to $7,703,000 for the fourth quarter of 2023 as compared with $6,846,000 for the fourth quarter of 2022. This increase was mostly attributable to higher interest income on securities along with higher interest income on overnight fed funds and loans due to an increase in interest rates.

Net income for the year ended December 31, 2023 increased $225,000 to $9,166,000 compared to net income of $8,941,000 for the year ended December 31, 2022. The earnings per weighted average common share for the year ended December 31, 2023 were $1.96 compared to earnings per weighted average common share of $1.91 for the year ended December 31, 2022. Per share figures are based on weighted average common shares outstanding of 4,675,067 and 4,678,186 for the years ended December 31, 2023 and 2022, respectively.

Return on average assets for the year ended December 31, 2023 increased 0.04% to 1.10% compared to 1.06% for the year ended December 31, 2022. The Company’s efficiency ratio decreased 10% to 67% for the year ended December 31, 2023 compared to 77% for the year ended December 31, 2022.

The improvement in net income for the year ended December 31, 2023 was primarily due to an increase in net interest income of $4,924,000 to $26,474,000 for the year ended December 31, 2023 as compared with $21,550,000 for the year ended December 31, 2022. This increase was mostly attributable to higher interest income on securities along with higher interest income on overnight fed funds and loans due to an increase in interest rates. For the first time since 2021, the Company recorded income tax expense for the year ended December 31, 2023 because the Company utilized its remaining net operating loss carryforward during 2022.

Earnings for the year ended December 31, 2023 were also improved by a negative credit loss provision created by a reduction in the allowance for credit losses of $272,000 following the recovery during the second quarter of 2023 of a $468,000 loan that had been previously charged off.

Asset Quality

Other real estate decreased from $259,000 at December 31, 2022, to $1 at December 31, 2023.

“The Bank’s management, continues to focus on maintaining high asset quality of the loan portfolio as well as solid interest income on both securities and loans.” said Chevis C. Swetman, chairman and chief executive officer of the Company and the Bank.

Shareholders’ Equity

Total shareholders’ equity increased by $14,089,000 over the year ended December 31, 2023 from $55,194,000 at December 31, 2022, to $69,283,000 at December 31, 2023. The improvement in shareholders’ equity was mainly due to annual earnings of $9,166,000 less dividends of $2,473,000 paid out to shareholders during the year ended December 31, 2023. The Company also experienced a decrease of $8,042,000 in unrealized losses on securities in 2023 that partially reversed increases in unrealized losses on securities recorded during 2022. The Company reported $39,881,000 and $47,923,000 in unrealized losses on the available for sale securities portfolio as of December 31, 2023, and December 31, 2022, respectively. These unrealized losses are presented in accumulated other comprehensive income. The Company does not anticipate these unrealized losses to be realized. The cause of the unrealized losses has primarily resulted from higher interest rates that have impacted the current market value of available for sale securities, but they are not related to any credit deterioration within the portfolio. The Company has maintained strong liquidity and continues to do so; therefore, the Company does not foresee a sale of any affected securities that would cause the realization of these losses by the Company as part of net income in the near future.

The Bank’s leverage ratio has not been impacted by these unrealized losses on available for sale securities due to an opt-out election previously made by the Bank in accordance with current regulatory capital requirements and therefore remained strong at 12.59% as of December 31, 2023.

Liquidity

The Company maintains a well-capitalized balance sheet which includes strong capital and liquidity. The Bank provides a full range of banking, financial and trust services in our local markets. The majority of the Bank’s deposits are fully FDIC insured and the Company evaluates on an ongoing and continuous basis its financial health by preparing for various moderate to severe economic scenarios.

As interest rates have increased and the cost of attracting new deposits and replacing deposit run-off has increased, the Bank experienced a decrease in deposit balances during the year ended December 31, 2023. This decrease was mostly caused by the loss of several large public fund deposits following competitive bid processes whereby many public fund deposit accounts were awarded to other local banks.

The Company intends to offset the recent loss of public fund deposits with growth in other types of deposit accounts, proceeds from maturities of investment securities within the next year, earnings on investment securities, loan repayments and through borrowings with the Federal Home Loan Bank of Dallas, the Bank Term Funding Program with the Federal Reserve or other counterparties. Although any new deposits and borrowings may be at a higher cost than the interest rate previously paid on the deposits withdrawn, the Company expects to maintain adequate liquidity levels without having to liquidate any securities within its existing portfolio at a loss.

Franchise tax

The table below outlines how much in franchise taxes the Company has paid out over the last five years.

Franchise Tax Calculation- The franchise tax was historically $2.50 per $1,000 of capital.

The 2019 tax (paid with 2018 return) was $2.50 but only per $1,000 of capital above $100,000	$222,025
The 2020 tax (paid with 2019 return) was $2.25 per $1,000 of capital above $100,000	$196,025
The 2021 tax (paid with the 2020 return) $2.00 per $1,000 of capital above $100,000	$190,525
The 2022 tax (paid with the 2021 return) $1.75 per $1,000 of capital above $100,000	$160,025
The 2023 tax (paid with the 2022 return) $1.50 per $1,000 of capital above $100,000	$ 81,025

This expense will continue to decrease ratably each year until it is eliminated after 2028 due to legislative changes in Mississippi.

About the Company

Founded in 1896, with $798 million in total assets as of December 31, 2023, The Peoples Bank operates 17 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the Bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation’s common stock is listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at the Company’s website, www.thepeoples.com, and at the website of the Securities and Exchange Commission, www.sec.gov.

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,’ which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net interest income	$5,873	$5,914	$26,474	$21,550
Provision (reduction) for credit losses	3	-	(272)	80
Non-interest income	1,639	1,906	6,894	6,895
Non-interest expense	5,251	5,001	22,353	21,855
Income tax expense (benefit)	535	(2,431)	2,121	(2,431)
Net income	1,723	5,250	9,166	8,941
Earnings per share	$0.37	$1.12	$1.96	$1.91

TRANSACTIONS IN THE ALLOWANCE FOR CREDIT LOSSES ON LOANS
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Allowance for credit losses on loans, beginning of period	$3,201	$3,362	$3,338	$3,311
Recoveries	27	25	607	187
Charge-offs	(40)	(49)	(467)	(240)
Provision for (reduction of ) credit losses on loans and leases	36	-	(244)	80
Impact of adopting ASC 326	-	-	(10)	-
Allowance for credit losses on loans, end of period	$3,224	$3,338	$3,224	$3,338

PERFORMANCE RATIOS
December 31,	2023	2022
Return on average assets	1.10%	1.06%
Return on average equity	14.73%	12.17%
Net interest margin	3.29%	2.64%
Efficiency ratio	67%	77%

BALANCE SHEET SUMMARY
December 31,	2023	2022
Total assets	$797,738	$861,639
Securities	490,388	545,385
Loans,net	235,115	234,540
Other real estate	-	259
Total deposits	688,490	785,780
Shareholders' equity	69,283	55,194
Book value per share	14.86	11.80
Weighted average shares	4,675,067	4,678,186

PERIOD END DATA
December 31,	2023	2022
Allowance for credit losses on loans as a percentage of loans	1.35%	1.40%
Loans past due 90 days and still accruing	$-	$-
Nonaccrual loans	$213	$1,441
Leverage ratio	12.59%	10.78%